Exhibit 99.1

FOR MORE INFORMATION Media Contact: Chris Hardman 303-784-1351 chris.hardman@dexone.com Investor Contact: Jamie Andelman 800-497-6329 invest@dexone.com
TECHNOLOGY EXECUTIVE JOINS DEX ONE
AS EVP OF SALES AND MARKETING
Richard Hanna to Lead Company’s Sales Efforts to
Help Local Business and Consumers Connect
CARY, N.C., April 4, 2011 — Dex One Corporation (NYSE: DEXO) today announced the addition of a top-flight technology executive, Richard J. Hanna, as executive vice president of sales and marketing, effective immediately.
Hanna will be responsible for all sales and marketing functions, leading the company’s transition from a product-centric to a customer-centric organization. He will also be tasked with shifting the sales force from a solo-selling model to a team-based approach to increase customer contact frequency and support the delivery of a wider portfolio of digital solutions. Hanna will be based at Dex One headquarters in Cary and report to the company’s CEO Alfred Mockett.
Hanna has held a variety of senior leadership positions at several technology and telecommunications companies, including AT&T, Cidera, MCI, MFS-Intelenet, Motive and Teligent.
As chief operating officer at Motive, Hanna led the sales, marketing, operations and product development functions. He moved the company into mobile Smartphone software, complementing the company’s core broadband offering, growing sales by approximately 30 percent. In addition, during his tenure with the firm he successfully directed a series of initiatives to significantly drive down overall operating costs.
“To compete in today’s marketplace we must build a world-class, 21st century sales force that is professionally trained and armed with the latest tools and technology. Rick has a wealth of experience assembling high-performance sales teams and he will ensure this gets done at Dex One,” said Mockett. “Rick has a solid track record of leading the sales and marketing functions in the hyper-competitive technology and telecom sectors; he understands what it takes to win in the marketplace and provide outstanding service and support to customers.”
As president of the small and medium business division at MCI, Hanna guided a $1.5 billion operation with 3,500 employees. He led the restructuring of the field and telemarketing sales efforts, resulting in a rapid double-digit improvement in sales and customer retention.
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As president and CEO at MFS-Intelenet, he launched the nation’s first competitive local exchange carrier, growing the company at an annual rate in excess of 40 percent. The company had operations in 45 major markets, with more than 2,000 employees.
“I am very excited about the opportunity to lead the sales transformation at Dex One. This is something I have successfully tackled several times throughout my career and understand the energy and effort required to reach the desired outcome,” said Hanna. “Dex One is at a pivotal time in its history and transformation is essential in order to return to growth.”
Early in his career, Hanna held a variety of management positions in sales and marketing in the telecom industry.
Hanna is a 1977 graduate of the University of Central Connecticut.
About Dex One Corporation
Dex One Corporation (NYSE: DEXO) is a leading marketing solutions company that helps local businesses reach, win and keep ready-to-buy customers. The company’s highly-skilled, locally based marketing consultants offer a wide range of marketing products and services that help businesses get found more than 1 billion times each year by actively shopping consumers. Dex One offers local businesses personalized marketing consulting services and exposure across a broad network of local marketing products including its “official” print, online and mobile yellow pages and search solutions, such as www.DexKnows.com, as well as major search engines. For more information visit www.DexOne.com.
Safe Harbor Provision
Certain statements contained in this press release regarding Dex One Corporation’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All forward-looking statements reflect only Dex One’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.
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